EXHIBIT 99.1

                                  NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                              FOR IMMEDIATE RELEASE

                 STAGE STORES, INC. ANNOUNCES RESIGNATION OF
                           CHIEF MERCHANDISING OFFICER
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HOUSTON, TX, November 11, 1998 -- Stage Stores, Inc. (NYSE: SGE) announced today that Harry Brown has resigned from his position as Vice Chairman and Chief Merchandising Officer of the Company to pursue personal interests. He will assist the Company through the end of the year to ensure an orderly transition of his responsibilities. Mr. Brown has been Chief Merchandising Officer of Stage Stores since he joined the Company in August 1997 and was appointed Vice
Chairman in March 1998.

The Company will immediately begin a search for a new Chief Merchandising Officer with extensive experience in dealing with the national brand name vendor community to succeed Mr. Brown. The recruiting firm of Kenzer Corporation has been retained by the Company to assist in the search.

Carl E. Tooker, Chairman, President and Chief Executive Officer will assume Mr. Brown's duties and responsibilities in the interim while the search for a permanent replacement is conducted.

In commenting on Mr. Brown's resignation, Mr. Tooker, said, "Since all of our stores are already well stocked with seasonal merchandise, we do not view the timing of this to be disruptive to our business during the all important holiday selling season. In addition, we have a capable and experienced merchandising division which will work to ensure that we have a smooth and orderly transition into Spring."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 671 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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